Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President - Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE PRODUCES STRONG FIRST-QUARTER FINANCIAL RESULTS, WITH 22.7% GROWTH IN REVENUE AND 66.3% GROWTH IN EARNINGS PER DILUTED SHARE

Achieves Company Record First-Quarter Operating Ratio of 83.9%

THOMASVILLE, N.C. - (April 26, 2018) - Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month period ended March 31, 2018, which include the following:

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2018	2017	% Chg.
Total revenue	$925,020	$754,096	22.7%
LTL services revenue	$911,054	$740,186	23.1%
Other services revenue	$13,966	$13,910	0.4%
Operating income	$149,340	$108,122	38.1%
Operating ratio	83.9%	85.7%
Net income	$109,333	$65,792	66.2%
Diluted earnings per share	$1.33	$0.80	66.3%
Diluted weighted average shares outstanding	82,356	82,444	(0.1)%
“Old Dominion had a great start to 2018, with first-quarter results that included many new Company records. We had our fourth consecutive quarter of double-digit revenue growth, and our quarterly revenue exceeded $900 million for the first time in our history,” commented Greg C. Gantt, the Company’s President and Chief Operating Officer, who, as previously announced, will transition to the combined role of President and Chief Executive Officer effective May 16, 2018. “The domestic economy continues to be strong, and we believe our ability to deliver superior service in this favorable operating environment will position us to win additional market share. The strength of our revenue growth contributed to a 180 basis-point improvement in our operating ratio for the quarter, and these factors, when combined with the substantial reduction in our income tax rate due to the Tax Cuts and Jobs Act, drove a 66.3% increase in earnings per diluted share.”
“Revenue for the quarter increased 22.7%, due primarily to a 15.4% increase in LTL tons and a 5.9% increase in LTL revenue per hundredweight. The growth in LTL tons reflects a 10.5% increase in LTL shipments and a 4.5% increase in LTL weight per shipment. Even with the increase in LTL weight per shipment and 0.7% decline in length

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ODFL Reports First-Quarter Financial Results

April 26, 2018

of haul, both of which generally have the effect of reducing revenue per hundredweight, we generated a 3.7% increase in revenue per hundredweight, excluding fuel surcharges. Consistent with our long-term pricing philosophy, we will continue to focus on individual account profitability to ensure that our yield improvement offsets cost inflation while also supporting our continued investment in the Company.

“Our operating ratio improved to 83.9% for the first quarter of 2018, which is a new Company record for the first quarter. With growth in LTL volumes driving improved freight density and the improvement in our yield, we gained significant leverage with respect to many of our cost elements during the quarter. Salaries, wages and benefits improved 100 basis points to 54.2% of revenue, even as we experienced an anticipated increase in employee benefit costs. We continued to add employees during the first quarter to ensure adequate capacity for expected growth, with an increase of 11.9% in our average number of full-time employees compared with the first quarter last year. Despite the number of new employees and a double-digit increase in LTL shipments, we are proud that our dedicated team was able to provide on-time deliveries of 99% and a cargo claims ratio of 0.2%.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $211.2 million for the first quarter of 2018, a 90.6% increase compared to the first quarter of 2017. The Company had $159.9 million in cash and cash equivalents at March 31, 2018, and its ratio of debt-to-total capitalization was 1.9% compared with 4.0% at December 31, 2017.

Capital expenditures were $100.6 million for the first quarter of 2018. Based on first-quarter results and the Company’s outlook for 2018, the Company has increased its expected capital expenditures for 2018 to a total of approximately $555 million from the previous estimate of $510 million. This total includes planned expenditures of $200 million for real estate and service center expansion projects; $310 million for tractors and trailers; and $45 million for technology and other assets.

Old Dominion returned $28.0 million of capital to its shareholders in the first quarter of 2018, consisting of $10.7 million of cash dividends and $17.3 million of share repurchases.

Summary

Mr. Gantt concluded, “Old Dominion is firmly committed to its long-term strategy of delivering superior customer service at a fair price, while continuously investing in capacity to support our growth initiatives. We believe the time-tested strengths of our strategic plan are evidenced by our current and historic financial results, market share gains and shareholder value creation. We also believe that our ability to consistently deliver this value proposition has created a unique position for us in the LTL transportation industry. As a result, we are confident that the continued execution of our long-term strategy creates a significant opportunity for us to produce further growth in market share, earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 26, 2018. A telephonic replay will also be available through May 4, 2018, at (719) 457-0820, Confirmation Number 8205556.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the

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ODFL Reports First-Quarter Financial Results

April 26, 2018

negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services; (7) the impact of changes in tax laws, rates, guidance and interpretations, including those related to certain provisions of the Tax Cuts and Jobs Act; (8) increases in driver and maintenance technician compensation or difficulties attracting and retaining qualified drivers and maintenance technicians to meet freight demand; (9) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (10) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (11) the availability and cost of capital for our significant ongoing cash requirements; (12) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (13) decreases in demand for, and the value of, used equipment; (14) the availability and cost of diesel fuel; (15) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (16) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (17) the costs and potential liabilities related to governmental proceedings, inquiries, notices or investigations; (18) the costs and potential liabilities related to our international business relationships; (19) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration (the “FMCSA”) and other regulatory agencies; (20) the costs and potential adverse impact of compliance associated with addressing interoperability between legacy electronic automatic on-board recording devices and electronic logging devices (“ELDs”) that comply with FMCSA’s ELD regulations and guidance; (21) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (22) our dependence on key employees; (23) the concentration of our stock ownership with the Congdon family; (24) the costs and potential adverse impact associated with future changes in accounting standards or practices; (25) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (26) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (27) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (28) damage to our reputation through unfavorable publicity; (29) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (30) dilution to existing shareholders caused by any issuance of additional equity; (31) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (32) fluctuations in the market value of our common stock; (33) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (34) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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ODFL Reports First-Quarter Financial Results

April 26, 2018

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2018		2017
Revenue	$925,020	100.0%	$754,096	100.0%

Operating expenses:
Salaries, wages & benefits	501,311	54.2%	416,504	55.2%
Operating supplies & expenses	114,061	12.3%	90,987	12.1%
General supplies & expenses	29,976	3.2%	22,872	3.0%
Operating taxes & licenses	26,788	2.9%	24,022	3.2%
Insurance & claims	11,099	1.2%	8,790	1.2%
Communications & utilities	7,046	0.8%	7,433	1.0%
Depreciation & amortization	53,481	5.8%	50,287	6.7%
Purchased transportation	21,740	2.4%	17,997	2.4%
Building and office equipment rents	1,875	0.2%	2,114	0.3%
Miscellaneous expenses, net	8,303	0.9%	4,968	0.6%

Total operating expenses	775,680	83.9%	645,974	85.7%

Operating income	149,340	16.1%	108,122	14.3%

Non-operating expense (income):
Interest expense	11	0.0%	595	0.1%
Interest income	(456)	(0.0)%	(35)	(0.0)%
Other expense, net	2,299	0.2%	409	0.0%

Income before income taxes	147,486	15.9%	107,153	14.2%

Provision for income taxes	38,153	4.1%	41,361	5.5%

Net income	$109,333	11.8%	$65,792	8.7%

Earnings per share:
Basic	$1.33		$0.80
Diluted	1.33		0.80

Weighted average outstanding shares:
Basic	82,253		82,349
Diluted	82,356		82,444

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ODFL Reports First-Quarter Financial Results

April 26, 2018

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2018	2017	% Chg.
Work days	64	64	—%
Operating ratio	83.9%	85.7%
LTL intercity miles (1)	161,190	139,752	15.3%
LTL tons (1)	2,274	1,970	15.4%
LTL tonnage per day	35,531	30,781	15.4%
LTL shipments (1)	2,788	2,523	10.5%
LTL revenue per intercity mile	$5.69	$5.36	6.2%
LTL revenue per hundredweight	$20.16	$19.03	5.9%
LTL revenue per hundredweight, excluding fuel surcharges	$17.57	$16.94	3.7%
LTL revenue per shipment	$328.78	$297.11	10.7%
LTL revenue per shipment, excluding fuel surcharges	$286.66	$264.47	8.4%
LTL weight per shipment (lbs.)	1,631	1,561	4.5%
Average length of haul (miles)	914	920	(0.7)%
Average full-time employees	19,588	17,511	11.9%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2018	2017
Cash and cash equivalents	$159,937	$127,462
Other current assets	455,513	457,191
Total current assets	615,450	584,653
Net property and equipment	2,450,834	2,404,459
Other assets	77,720	79,312
Total assets	$3,144,004	$3,068,424

Current maturities of long-term debt	$—	$50,000
Other current liabilities	345,285	301,049
Total current liabilities	345,285	351,049
Long-term debt	45,000	45,000
Other non-current liabilities	394,968	395,521
Total liabilities	785,253	791,570
Equity	2,358,751	2,276,854
Total liabilities & equity	$3,144,004	$3,068,424
Note: The financial and operating statistics in this press release are unaudited.

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